SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             The Vantage Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  600 Main Street, Suite 100, Stroudsburg, Pennsylvania 18360

Telephone Number (including area code):

                  (570) 517-3500

Name and address of agent for service of process:

Ian A. Scott-Dunne
The Vantage Funds
600 Main Street, Suite 100
Stroudsburg, Pennsylvania 18360


With copies of Notices and Communications to:

Debra Guzov, Esq.
Guzov Ofsink Flink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022


Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           YES [X]        NO [ ]


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                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Stroudsburg and the state of Pennsylvania on the 23rd day of November, 2004.

                                              THE VANTAGE FUNDS


                                              By: /s/ Ian Scott-Dunne
                                                  Ian Scott-Dunne, President

Attest:  /s/ Deborah Seal
         Deborah Seal